Exhibit 10.1

AGREEMENT AND RELEASE

This Agreement and Release is being entered into by and between Auxilium Pharmaceuticals, Inc. (hereinafter “Auxilium” or “Company”), and Dr. Jyrki Mattila (hereinafter “Dr. Mattila”).

WHEREAS, Dr. Mattila and Auxilium are parties to that certain Amended and Restated Employment Agreement having an effective date of December 18, 2008 (hereinafter, the “Employment Agreement”);

WHEREAS, Dr. Mattila and the Company mutually agree that Dr. Mattila’s employment with Auxilium will end on March 29, 2010 (the “Termination Date”); and

WHEREAS, both Auxilium and Dr. Mattila desire to enter into this Agreement and Release to fully resolve all questions of expenses, compensation, entitlement to benefits, and any and all other claims, whether known or unknown, which Dr. Mattila may have relating to his employment and his termination of that employment with the Company.

In consideration of the mutual promises contained in this Agreement and Release and intending to be legally bound, the parties agree as follows:

1. Subject in all respects to this Agreement and Release becoming effective and enforceable in accordance with paragraph 10 hereof, Auxilium agrees to provide payments, less appropriate withholdings taxes and deductions, and other benefits as follows:

(a) Payment in the gross amount of $262,372.50. This amount will be paid in nine (9) monthly installments commencing on April 28, 2010.

(b) Payment of Dr. Mattila’s bonus for 2009 performance in the gross amount of $69,511, less applicable withholding taxes and deductions. This payment will be made as a lump sum no later than March 31, 2010.

(c) Reimbursement of the full monthly cost of COBRA continuation coverage (at no cost to Dr. Mattila) if Dr. Mattila elects to continue medical, dental and prescription drug coverage under COBRA, for Dr. Mattila, and his spouse and (if applicable) dependents, during the nine-month period following the Termination Date. All other benefits associated with his employment will be discontinued on the Termination Date. The COBRA health care continuation period shall run concurrently with the foregoing nine-month period.

(d) Dr. Mattila will also be compensated for any earned, but unused, vacation time through the Termination Date.

(e) Dr. Mattila will receive 3,126 shares of restricted stock from the 2009 performance share award that vested on February 28, 2010. Dr. Mattila shall be responsible for payment of any tax withholding obligation with respect to the vesting of such stock award.

(f) 9,375 of the 11,250 options scheduled to vest on June 6, 2010 pursuant to the terms of that certain non-qualified stock option awarded to Dr. Mattila on June 6, 2006 shall vest on June 6, 2010, and the remaining options shall be cancelled. Dr. Mattila shall have the right to exercise such 9,375 options until September 30, 2010;

(g) Dr. Mattila has until September 30, 2010 to exercise all outstanding options that have vested as of the Termination Date. Outstanding options and restricted stock that have not vested as of the Termination Date will be forfeited. Information regarding these vested options will be provided under separate cover.

2. Dr. Mattila agrees to submit final travel and expense reports to Human Resources by March 29, 2010 and to cooperate with the immediate return of all Company property, such as Company car, laptop computer, blackberry, hand-held, etc.

3. DR. MATTILA, FOR HIMSELF AND HIS RESPECTIVE ADMINISTRATORS, EXECUTORS, AGENTS, BENEFICIARIES AND ASSIGNS, AGREES TO WAIVE, RELEASE AND FOREVER DISCHARGE AUXILIUM PHARMACEUTICALS, INC. (AS DEFINED BELOW) OF AND FROM ANY AND ALL CLAIMS (AS DEFINED BELOW). Dr. Mattila further agrees that should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, he will not seek any personal relief in such an action. This General Release of Claims provision (hereafter “Release”) covers all Claims arising from the beginning of time up to and including the date of this Agreement and Release.

Exclusions: Notwithstanding any other provision of this Release, the following are not barred by the Release: (a) Claims relating to the validity of this Agreement and Release; (b) Claims by either party to enforce this Agreement and Release; and (c) Claims which legally may not be waived. In addition, this Release does not bar Dr. Mattila’s right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) and/or to participate in an investigation by the EEOC, although the Release does bar Dr. Mattila’s right to recover any personal relief if he or any person, organization, or entity asserts a charge on his behalf, including in a subsequent lawsuit or arbitration.

The following provisions further explain this Release:

(a) Definition of “Claims”. Except as stated above, “Claims” includes without limitation all actions or demands of any kind that Dr. Mattila now has or may have or claim to have in the future. More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

The nature of Claims covered by this Release includes without limitation all actions or demands in any way based on Dr. Mattila’s employment with the Company, the terms and conditions of such employment or Dr. Mattila’s separation from employment. More specifically, all of the following are among the types of Claims which, to the extent permitted by law, are waived and barred by this Release:

•	Contract Claims (whether express or implied);

•	Tort Claims, such as for tortious interference, defamation or emotional distress;

•	Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

•

Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin, whistleblowing or any other legally protected class;

•	Claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act and similar state and local laws;

•	Claims under the Employee Retirement Income Security Act, the Occupational Safety and Health Act and similar state and local laws;

•	Claims for wrongful discharge; and

•	Claims for attorney’s fees, litigation expenses and/or costs.

The foregoing list is intended to be illustrative and not exhaustive.

(b) Definition of “Auxilium Pharmaceuticals, Inc.” “Auxilium Pharmaceuticals, Inc.” includes without limitation Auxilium Pharmaceuticals, Inc. and its respective past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts. It also includes all past, present and future managers, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing.

4. Dr. Mattila expressly acknowledges that:

(a) he remains bound by Sections 4, 5, 6, and 7 of his Employment Agreement, which remain in full force and effect, and whose remaining in full force and effect is reasonably and properly required for the protection of the Company’s business; and, in keeping with the foregoing, Dr. Mattila explicitly and specifically acknowledges that among his obligations thereunder, he may not directly or indirectly solicit or recruit any employee of Auxilium to work for a third party other than Auxilium (excluding newspaper or similar print or electronic solicitations of general circulation);

(b) the provisions of Section 8 of the Employment Agreement remain in full force and effect;

(c) Auxilium’s obligation to provide him with the benefits set forth in paragraph 1 above are contingent upon his ongoing compliance with Sections 4, 5, 6, and 7 of the Employment Agreement;

(d) he will not disparage the personal or professional reputation of Auxilium, its directors, officers, or employees. Auxilium agrees that its officers and directors will not disparage the personal or professional reputation of Dr. Mattila. Nothing in this section is intended to prohibit or restrict Dr. Mattila or Auxilium, its officers and directors from making any disclosure of information required by law or participating in an otherwise legally protected activity, such as an investigation or proceeding by a federal regulatory or law enforcement agency or legislative body and

(e) after the Termination Date, Auxilium will not have any obligation to provide Dr. Mattila at any time in the future with any payments, benefits or considerations other than those recited in subsections (a) through (d) of paragraph 1 above and any vested benefits to which Dr. Mattila may be entitled under the terms of Auxilium’s benefit plans.

5. Unless otherwise compelled by law, Dr. Mattila further agrees that the existence of this Agreement and Release, the terms of the Agreement and Release and the amount of any payments under this Agreement and Release are all confidential information, and shall not be intentionally disclosed, discussed or otherwise published under any circumstances, except only that Dr. Mattila may reveal the terms and amount of settlement to his attorney for the purpose of obtaining legal advice and representation, to his accountant for the purpose of filing government tax returns, or pursuant to subpoena or court order. Dr. Mattila may also reveal the financial and other terms of this Agreement and Release to his spouse, provided, however that Dr. Mattila will remain liable for any disclosure of such information to any third party by his spouse. Auxilium’s obligation to provide him with the benefits set forth in paragraph 1 above are contingent upon his ongoing compliance with this paragraph 5.

6. By entering into this Agreement and Release, the Company does not admit and expressly denies that it has violated any contract, rule or law, including but not limited to, any federal, state and local statute or law relating to employment or employment discrimination.

7. Dr. Mattila understands and acknowledges that by signing this Agreement and Release and accepting the terms contained herein he is receiving benefits that he would not otherwise be entitled to. Dr. Mattila acknowledges that he is receiving this payment in exchange for entering into this Agreement and Release and complying with all the provisions of this Agreement and Release.

8. Dr. Mattila acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement and Release.

9. Dr. Mattila acknowledges that he has been provided with a period of twenty-one (21) calendar days to consider the terms of this offer from the date this Agreement and Release first was presented to him on February 25, 2010. Dr. Mattila agrees that any changes to this offer, whether material or immaterial, will not restart the running of the 21-day period.

Dr. Mattila agrees to notify Auxilium of his acceptance of this Agreement and Release by delivering a signed copy to the Company, addressed to Jennifer Bilotti, no later than March 18, 2010. Dr. Mattila understands that he may take the entire 21-day period to consider this Agreement and Release. Dr. Mattila may return this Agreement and Release in less than the full 21-day period only if his decision to shorten the consideration period is knowing and voluntary and was not induced in any way by the Company.

By signing and returning this Agreement and Release, Dr. Mattila acknowledges that the consideration period afforded him a reasonable period of time to consider fully each and every term of this Agreement and Release, including the General Release of Claims, and that he has given the terms full and complete consideration.

10. For a period of seven (7) days following Dr. Mattila’s execution of this Agreement and Release, Dr. Mattila may revoke the Agreement and Release. The Agreement and Release shall not become effective or enforceable until the seven (7) day revocation period has ended. For revocation to be effective, it must be delivered to Jennifer Bilotti, Auxilium Pharmaceuticals, Inc., 40 Valley Stream Parkway, Malvern, PA 19355.

11. Dr. Mattila, intending to be legally bound, certifies and warrants that he has read carefully this Agreement and Release and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect. Dr. Mattila further declares he is competent to understand the content and effect of this Agreement and Release and that his decision to enter into this Agreement and Release has not been influenced in any way by fraud, duress, coercion, mistake or misleading information.

12. This Agreement and Release will take effect on the first business day following the expiration of the revocation period specified in paragraph 10 hereof, provided that Dr. Mattila chooses not to revoke it.

13. Dr. Mattila agrees that he may not assign his rights or obligations under this Agreement and Release or the Employment Agreement. Dr. Mattila further agrees that Auxilium may assign this Agreement and Release to a successor or assignee in connection with a merger, consolidation or sale or transfer of assets.

14. If any provision of this Agreement and Release is or shall be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.

15. The construction, interpretation and performance of this Agreement and Release shall be governed by the laws of the Commonwealth of Pennsylvania.

16. This Agreement and Release supersedes any and all prior agreements or understandings between Dr. Mattila and Auxilium, except those provisions of the Employment Agreement identified above. Dr. Mattila represents and acknowledges that in executing this Agreement and Release he has not relied upon any representation or statement not set forth herein made by the Auxilium Pharmaceuticals, Inc. (as defined in paragraph 3(b) hereof) with regard to the subject matter of this Agreement and Release. Any modification of this Agreement and Release must be made in writing and signed by all parties.

As evidenced by their signatures below, the parties intend to be legally bound by this Agreement and Release.

/s/ Jyrki Mattila

Dr. Jyrki Mattila

DATE:	March 18, 2010

Auxilium Pharmaceuticals, Inc.

BY:	/s/ Armando Anido

NAME:	Armando Anido

TITLE:	Chief Executive Officer and President

DATE:	March 18, 2010